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                                                                     Exhibit 5.1

                    Phillips Nizer Benjamin Krim & Ballon LLP
                                666 Fifth Avenue
                          New York, New York 10103-0084





                                December 22, 1998




Star Gas Partners, L.P.
2187 Atlantic Street
Stamford, CT  06912-0011

      Re: Registration Statement on Form S-4
          File No. 333-66005
          ----------------------------------

Ladies and Gentlemen:

     We refer to the above-captioned registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, filed by Star Gas Partners, L.P., a Delaware limited partnership (the "Partnership"), with the Securities and Exchange Commission, relating to:

     (i) 3,676,058 senior subordinated units (the "Senior Subordinated Units") of limited partner interests in the Partnership which the Partnership proposes to issue in connection with the acquisition (the "Acquisition") of Petroleum Heat and Power Co., Inc.; and

     (ii) 102,773 common units (the "Common Units" and together with the Senior Subordinated Units, the "Partnership Units") of limited partner interests in the Partnership, which the Partnership proposes to issue in connection with the Acquisition.

     Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

     We have made such examination of law and have examined originals or copies, certified or otherwise authenticated to our satisfaction, of all such records, agreements and other instruments, certificates and orders of public officials, certificates of the General Partner and representatives of the
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Star Gas Partners, L.P.                 -2-                    December 22, 1998

partnership, and other documents that we have deemed necessary to render the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original thereof of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based on the foregoing, we are of the opinion that:

     1. The Partnership has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware.

     2. The Partnership Units have been duly authorized, and when issued in the manner set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We are attorneys admitted to practice in the State of New York. Our opinion relates only to the laws of the State of New York, applicable federal law of the Untied States of America and the corporate and limited partnership laws of Delaware. We express no opinion on the law of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Validity of Common Units" in the related Prospectus.

                                             Very truly yours,


                                             /s/
                                             PHILLIPS NIZER BENJAMIN
                                             KRIM & BALLON LLP